Evmand Corporation

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made and entered into as of _______________ (the “Effective Date”) between Evmand Corporation, a Wyoming corporation (the “Corporation”), and ________________, the undersigned (the “Purchaser”). The Purchaser, together with the Corporation shall be referred to as the “Parties”.

WHEREAS, Such Subscriber acknowledges the public availability of the Company’s current prospectus which can be viewed on the SEC Edgar Database, under the CIK number_____________. This prospectus is made available in the Company’s most recent S-1 Registration Statement deemed effective on ___________. In this prospectus it makes clear the terms and conditions of the offering of Common Stock and the risks associated therewith are described.

WHEREAS The Corporation desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Corporation ___________ shares of the Corporation's common stock (the "Common Stock"), at a price of $0.06 per share, upon the terms and subject to the conditions set forth in this Subscription Agreement (this "Agreement").

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Securities Sale and Purchase. The Corporation shall issue and sell to the Purchaser and the Purchaser agrees to purchase from the Corporation ___________ of Common Stock of the Corporation (the “Shares”) at a price of $0.06 per share for a total amount of $_________ (the “Purchase Price”) pursuant to the S-1 registration statement filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933. The following provisions regarding rounding and foreign currency transactions are included to address potential future transactions with shareholders who may not be U.S. residents. Unless otherwise specified, all percentages resulting from any calculation pursuant to this Agreement will be rounded to the nearest whole number or dollar. Transactions in a foreign currency other than U.S. dollars will be determined by the recipient to calculate the number of shares in the dollar amount. The exchange rate will be specified on the day the transaction is received, based on the exchange rate set by the bank processing the transaction.

2.       Representations, Warranties and Covenants of the Corporation. The Corporation represents and warrants to the Purchaser, as of the date hereof, as follows:

(a)       Organization and Standing. The Corporation is a duly organized corporation, validly existing and in good standing under the laws of the State of Wyoming, has full power to carry on its business as and where such business is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business.

(b)       Authorization and Power. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors of the Corporation. The Agreement has been (or upon delivery will be) duly executed by the Corporation is or, when delivered in accordance with the terms hereof, will constitute, assuming due authorization, execution and delivery by each of the parties thereto, the valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms.

(c)       No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not (i) violate or conflict with the Corporation’s Certificate of Incorporation, By-laws or other organizational documents, (ii) conflict with or result (with the lapse of time or giving of notice or both) in a material breach or default under any material agreement or instrument to which the Corporation is a party or by which the Corporation is otherwise bound, or (iii) violate any order, judgment, law, statute, rule or regulation applicable to the Corporation, except where such violation, conflict or breach would not have a material adverse effect on the Corporation. This Agreement when executed by the Corporation will be a legal, valid and binding obligation of the Corporation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws and equitable principles relating to or limiting creditors’ rights generally).

(d)       Authorization and Issuances. Issuance of the Shares to Purchaser has been duly authorized by all necessary corporate actions of the Corporation. The Shares to be issued hereunder will be validly issued, fully paid and nonassessable.

(e)       Litigation and Other Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Corporation, threatened against the Corporation at law or in equity before or by any court or federal, state, municipal or their governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which could materially adversely affect the Corporation. The Corporation is not subject to any continuing order, writ, injunction or decree of any court or agency against it which would have a material adverse effect on the Corporation.

(f)       Use of Proceeds. The proceeds of this offering and sale of the Shares, net of payment of placement expenses, will be used by the Corporation for working capital and other general corporate purposes.

3.       Purchaser Representations, Warranties and Agreements. The Purchaser hereby acknowledges, represents and warrants as follows:

(a)       Organization; Authority. The Purchaser is an individual acting on their own behalf with the full legal capacity to enter into and perform this Agreement.

(b)       Investment Intent. The Purchaser is acquiring the Shares for investment purposes and not with a view to or for the distribution or resale thereof, subject to the Purchaser's right to sell or otherwise dispose of such Shares in compliance with applicable securities laws. The Purchaser has no agreement or understanding with any Person to distribute any of the Shares.

(c)       Sophistication and Risk Acknowledgment. The Purchaser represents and warrants that they have sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the investment in the Shares. The Purchaser understands that investment in the Corporation involves certain risks, including the potential loss of their entire investment, and represents that they are able to bear such risks.

The Purchaser has conducted their own independent investigation and analysis of the Corporation and the offering and has not relied on any information or representations other than those contained in the S-1 Registration Statement and the representations and warranties of the Corporation in this Agreement.

(d)       General Solicitation. The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e)       Access to Information. The Purchaser acknowledges reviewing the disclosure materials and being afforded the opportunity to (i) ask questions of and receive answers from the Corporation's representatives regarding the offering's terms, conditions, merits, and risks; (ii) access sufficient information about the Corporation to evaluate their investment; and (iii) obtain necessary additional information from the Corporation without unreasonable effort or expense to make an informed investment decision. These inquiries or any other investigation do not affect the Purchaser's right to rely on the accuracy and completeness of the disclosure materials and the Corporation's representations and warranties in the transaction documents.

4. Closing

(a)       Payment Method. On or prior to the date of execution of this Agreement by the Purchaser, the Purchaser shall pay the Purchase Price to the Corporation in full by wire transfer of immediately available funds to an account designated in writing by the Corporation. The issuance of the Shares shall be deemed effective upon the Corporation's confirmation of receipt of the full Purchase Price.

(b)       Delivery of Shares. Upon the Corporation's confirmation of receipt of the Purchase Price, the Corporation shall cause to be issued and shall deliver to the Purchaser evidence of ownership of the Shares, which may be in book-entry form.

5. Miscellaneous

(a)       Confidentiality. The Purchaser covenants and agrees that it will keep confidential and will not disclose or divulge any confidential or proprietary information that such Purchaser may obtain from the Corporation pursuant to financial statements, reports, and other materials submitted by the Corporation to such Purchaser in connection with this offering or as a result of discussions with or inquiry made to the Corporation, unless such information is known, or until such information becomes known, to the public through no action by the Purchaser; provided, however, that a Purchaser may disclose such information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary in connection with his or her investment in the Corporation so long as any such professional to whom such information is disclosed is made aware of the Purchaser’s obligations hereunder and such professional agrees to be likewise bound as though such professional were a party hereto, (ii) if such information becomes generally available to the public through no fault of the Purchaser, or (iii) if such disclosure is required by applicable law or judicial order.

(b)       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

(c)       Execution by Facsimile. Execution and delivery of this Agreement by facsimile transmission (including the delivery of documents in Adobe PDF format) shall constitute execution and delivery of this Agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

(d)       Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming applicable to contracts to be wholly performed within such state and without regard to conflicts of laws provisions. Any legal action or proceeding arising out of or relating to this Agreement and/or the offering documents may be instituted in the courts of the State of Wyoming sitting in Wyoming, and the parties hereto irrevocably submit to the jurisdiction of each such court in any action or proceeding.

(e)       Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be delivered by (i) certified or registered mail (first class postage pre-paid), (ii) guaranteed overnight delivery service, or (iii) by electronic mail (email) as specifically provided below for the Corporation, and by methods (i) or (ii) for the Purchaser to the address provided below. Any notice sent to the Corporation by email shall be deemed given when the sender receives a confirmation of receipt from the Corporation (other than an automated "out of office" or similar reply).

if to the Corporation

1309 Coffeen Avenue STE 1200

Sheridan Wyoming 82801

main@evmand.com

if to the Purchaser To the addresses provided below

(f)       Entire Agreement. This Agreement and any other related transaction documents executed by the parties constitute the entire understanding of the Parties with respect to its subject matter and supersede all prior agreements and understandings between or among the parties with respect to such subject matter.

(g)       Amendment; Waiver. This Agreement may only be amended by a written instrument signed by the Corporation and Purchaser holding a majority of the aggregate Purchase Price of the then-outstanding Shares under this Agreement. No failure or delay in exercising any right shall constitute a waiver, nor shall any partial exercise preclude further exercise. Waivers must be in writing. Extensions of time are not waivers. Rights and remedies are cumulative.

(h)       Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CORPORATION: Evmand Corporation

By: ______________________________

Poliandra Guimaraes Peres

President, Director, Treasurer, and Secretary

PURCHASER:

By: ______________________________

Shareholder Name

Purchase Price:

Number of Shares:

Address: